Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2017 Fourth Quarter Financial Results

-- 29.5% year-over-year increase in home care revenue --

New Prague, Minnesota – September 5, 2017 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE MKT: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended June 30, 2017 (“Q4 FY 2017").

Q4 FY 2017 Highlights

●	Net revenue increased 27.8% to $7.3 million from $5.7 million during the three months ended June 30, 2016 (“Q4 FY 2016"). Net revenue for Q4 FY 2017 included a favorable impact of $703,000 from a one-time item, which is discussed further in the “Q4 FY 2017 Review” section.
●	Gross profit rose 33.6% to $6.0 million from $4.5 million in Q4 FY 2016.
●	Operating income grew 181.0% to $1.5 million from $539,000 in Q4 FY 2016.
●	Net income expanded 180.7% to $946,000, or $0.11 per diluted share, from $337,000, or $0.04 per diluted share, in Q4 FY 2016.
●	Field sales employees grew to 40 at the end of Q4 FY 2017 from 30 at the end of Q4 FY 2016.
●	In June 2017, the Company launched SmartVest Connect™ wireless technology for SmartVest®SQL® as planned, with favorable feedback from pediatric and cystic fibrosis users and clinicians.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We capped off fiscal 2017 with strong fourth quarter financial results, including robust top- and bottom-line growth driven by a 29.5% year-over-year increase in home care revenue. Our strengthening home care revenue directly reflects the progress we are making in our organic growth strategy. This quarter, we continued to invest in our sales and reimbursement teams, expanded our covered lives, increased sales team productivity with a focus on adult pulmonology, promulgated evidence-based studies that differentiate SmartVest®, and advanced innovation in airway clearance therapy. We are particularly pleased with the fourth quarter launch of SmartVest Connect™, our wireless connectivity and patient monitoring solution, which users have lauded for its ease of use and intuitive design. We have rolled out SmartVest Connect to patients in the pediatric and cystic fibrosis categories and plan to make it available to patients at select adult pulmonology clinics later in Fiscal 2018.”

Ms. Skarvan continued, “Reflecting our increasingly optimistic view of the significant, underpenetrated bronchiectasis market opportunity in front of us, we intend to step up our level of investment in the business in fiscal 2018. A higher level of investment should contribute to increased SG&A expense beginning in the first quarter of fiscal 2018 and drive enhanced revenue growth as we proceed through the back half of the year. We will be expanding our sales force, building on our preeminent reimbursement platform and customer care group, investing in innovative device features and services, and launching additional marketing initiatives to increase physician and patient awareness to drive a higher number of quality referrals. While our management team and Board have agreed to emphasize revenue growth activities in the near term, we remain committed to profitability. We believe this strategy will enhance shareholder value as we strive to improve quality of life for a greater number of patients with compromised pulmonary function and reduce overall healthcare utilization through SmartVest® airway clearance therapy.”

Q4 FY 2017 Review

Net revenue increased 27.8% to $7.3 million in Q4 FY 2017 from $5.7 million in Q4 FY 2016, driven by higher home care revenue. Home care revenue rose 29.5% to $6.7 million in Q4 FY 2017 from $5.2 million in Q4 FY 2016. This increase was primarily due to an increase in approvals and referrals, driven by a higher number of field sales employees and a settlement agreement with the Centers for Medicare and Medicaid Services (“CMS”). The settlement related to approximately 700 Medicare fee-for-service claims submitted between calendar years 2012 through 2015, resulting in approximately $703,000 of net recognized revenue during the quarter.

Gross profit increased 33.6% to $6.0 million, or 82.5% of net revenue, in Q4 FY 2017 from $4.5 million, or 78.9% of net revenue, in Q4 FY 2016. The increase in gross profit resulted from an increase in home care revenue, the settlement with CMS and a decrease in manufacturing cost of the SmartVest SQL as compared to Q4 FY 2016.

Operating expenses, which include selling, general and administrative (“SG&A”) as well as research and development (“R&D”) expenses, totaled $4.5 million, or 61.7% of revenue, in Q4 FY 2017 compared with $4.0 million, or 69.4% of revenue, in the same period of the prior year. SG&A expenses increased 17.8% to $4.4 million in Q4 FY 2017 from $3.8 million in Q4 FY 2016, primarily due to higher payroll and compensation-related expenses, increased recruiting fees driven by expansion of our sales employees and increased travel, meals and entertainment expenses. R&D expenses totaled $64,000 in Q4 FY 2017 compared to $197,000 in Q4 FY 2016.

Operating income increased 181.0% to $1.5 million in Q4 FY 2017 from $539,000 in Q4 FY 2016, primarily due to increased gross profit driven by higher revenue, which was partially offset by higher payroll and compensation expenses in sales and administrative positions.

Net income before income tax expense rose 187.7% to $1.5 million in Q4 FY 2017 from $523,000 in Q4 FY 2016.

Net income increased 180.7% to $946,000, or $0.11 per diluted share, in Q4 FY 2017, from $337,000, or $0.04 per diluted share, in Q4 FY 2016. In Q4 FY 2017, income tax expense totaled $559,000, compared to $186,000 in the same period of the prior year.

Full Year FY 2017 Summary

For the twelve months ended June 30, 2017, revenue grew 12.5% to $25.9 million from $23.0 million in fiscal 2016, driven by a 14.1% increase in home care revenue. Gross margins were 79.5%, compared to 77.7% in the prior fiscal year, while net income was $2.2 million, or $0.26 per diluted share, compared to $2.2 million, or $0.27 per diluted share in fiscal 2016.

Financial Condition

Electromed’s balance sheet at June 30, 2017 included cash of $5.6 million, long-term debt including current maturities of $1.1 million, working capital of $15.6 million, and shareholders’ equity of $19.1 million.

Conference Call

Management will host a conference call on September 6, 2017 at 8:00 am CT (9:00 am ET) to discuss Q4 FY 2017 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)
●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

http://www.investorcalendar.com/event/20019.

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of Electromed’s web site at: http://www.smartvest.com/electromed/investor-relations/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities and our sales force, product and service innovations, referral quality and processing, financial performance, profitability and market trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on the Company’s industry and business, the effectiveness of the Company’s sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.
Condensed Balance Sheets

	June 30, 2017	June 30, 2016
Assets
Current Assets
Cash	$5,573,709	$5,123,355
Accounts receivable (net of allowances for doubtful accounts of $45,000)	9,949,759	7,611,437
Inventories	2,559,485	2,480,443
Prepaid expenses and other current assets	393,319	419,616
Income tax receivable	-	192,685
Total current assets	18,476,272	15,827,536
Property and equipment, net	3,303,233	3,375,189
Finite-life intangible assets, net	721,276	904,033
Other assets	99,868	127,759
Deferred income taxes	460,000	343,000
Total assets	$23,060,649	$20,577,517

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$50,703	$46,309
Accounts payable	663,376	589,225
Accrued compensation	946,623	1,489,798
Income taxes payable	156,524	-
Warranty reserve	640,000	660,000
Other accrued liabilities	438,748	287,194
Total current liabilities	2,895,974	3,072,526
Long-term debt, less current maturities and net of debt issuance costs	1,097,125	1,146,395
Total liabilities	3,993,099	4,218,921

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,230,167 and 8,187,112 issued and outstanding at June 30, 2017 and June 30, 2016, respectively	82,302	81,871
Additional paid-in capital	14,028,602	13,549,551
Retained earnings	4,956,646	2,727,174
Total shareholders’ equity	19,067,550	16,358,596
Total liabilities and shareholders’ equity	$23,060,649	$20,577,517

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2017	2016	2017	2016
Net revenues	$7,273,901	$5,693,004	$25,861,144	$22,991,999
Cost of revenues	1,272,100	1,201,753	5,292,715	5,115,736
Gross profit	6,001,801	4,491,251	20,568,429	17,876,263

Operating expenses
Selling, general and administrative	4,422,953	3,755,024	16,402,214	14,386,563
Research and development	64,621	197,349	596,876	380,392
Total operating expenses	4,487,574	3,952,373	16,999,090	14,766,955
Operating income	1,514,227	538,878	3,569,339	3,109,308

Interest expense, net of interest income of $5,118, $4,133, $17,044 and $12,658 respectively	8,733	15,656	49,867	66,806
Net income before income taxes	1,505,494	523,222	3,519,472	3,042,502

Income tax expense	(559,000)	(186,000)	(1,290,000)	(830,000)
Net income	$946,494	$337,222	$2,229,472	$2,212,502

Income per share:
Basic	$0.12	$0.04	$0.27	$0.27
Diluted	$0.11	$0.04	$0.26	$0.27

Weighted-average common shares outstanding:
Basic	8,171,319	8,140,575	8,168,152	8,135,514
Diluted	8,493,619	8,400,863	8,461,120	8,249,391

Electromed, Inc.

Condensed Statements of Cash Flows

	Twelve Months Ended June 30,
	2017	2016
Cash Flows From Operating Activities
Net income	$2,229,472	$2,212,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	636,709	616,021
Amortization of finite-life intangible assets	118,418	122,681
Amortization of debt issuance costs	13,067	18,016
Share-based compensation expense	479,482	222,763
Deferred taxes	(117,000)	(343,000)
Loss on disposal of property and equipment	3,302	40,456
Loss on disposal of intangible assets	132,724	17,706
Changes in operating assets and liabilities:
Accounts receivable	(2,338,322)	(1,092,621)
Inventories	(28,334)	(347,623)
Prepaid expenses and other assets	49,864	18,917
Income tax receivable	192,685	(192,685)
Income tax payable	156,524	(122,657)
Accounts payable and accrued liabilities	(337,470)	996,427
Net cash provided by operating activities	1,191,121	2,166,903

Cash Flows From Investing Activities
Expenditures for property and equipment	(618,763)	(534,944)
Expenditures for finite-life intangible assets	(68,385)	(44,577)
Net cash used in investing activities	(687,148)	(579,521)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(48,747)	(48,747)
Payment of deferred financing fees	(4,872)	(13,520)
Net cash used in financing activities	(53,619)	(62,267)
Net increase in cash	450,354	1,525,115
Cash
Beginning of period	5,123,355	3,598,240
End of period	$5,573,709	$5,123,355

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